Exhibit 99.1

SERVICE BANCORP, INC.	For Immediate Release
81 Main Street
Medway, MA 02053

Service Bancorp, Inc. Reports a 19% Increase in Earnings for the Quarter Ended

September 30, 2004

Medway, MA, October 27, 2004 – Service Bancorp, Inc. (OTC:SERC), the bank holding company for Strata Bank, announced net income for the quarter ended September 30, 2004, the first quarter of fiscal year 2005, of $459,000, or $0.28 per share, compared with $387,000, or $0.24 per share, for the quarter ended September 30, 2003, an increase of $72,000, or 19%.

Pamela J. Montpelier, Chief Executive Officer and President of Service Bancorp, Inc. and Strata Bank, stated that: “Each quarter we are seeing more and more new business relationships looking for a bank that treats them as valued customers. Our customers appreciate the care that Strata Bank provides and they continue to reward us with their loyalty and their business, which has led to our continued financial success.”

The Company’s total assets were $320.0 million as of September 30, 2004, compared with $318.7 million as of June 30, 2004, an increase of $1.3 million. Total loans increased $10.5 million, or 4.4%, since June 30, 2004 to $248.0 million. Commercial loans, which include commercial real estate, construction and commercial business loans, increased $5.7 million, or 6.7% during the quarter ended September 30, 2004 to $89.7 million. The Company, through its residential loan origination division, the Strata Mortgage Center, increased residential real estate loans by $4.3 million, or 3.2% during the quarter. The Company was also successful in increasing home equity loans by $505,000, or 2.6%.

Investment securities were reduced by $4.4 million since June 30, 2004 and the proceeds reinvested in the loan portfolio. A reduction of $3.9 million in short-term investments, which consists mostly of overnight funds, also provided funding for loan growth. In addition, the Company during the quarter ended September 30, 2004 increased by $4.0 million borrowings from the Federal Home Loan Bank of Boston, which continues to offer borrowings at historically attractive borrowing rates. Total deposits decreased $4.2 million during the quarter ended September 30, 2004 to $234.9 million. A decrease in higher cost certificates of deposit of $5.6 million was only partially offset by a net increase in core deposits of $1.4 million.

The Company’s growth in loans continues to expand its main revenue source, net interest income. For the quarter ended September 30, 2004, net interest income increased $174,000, or 6.9%, over the same quarter last year. Average loans increased $45.7 million while lower yielding average investment securities and short-term investments decreased a total of $23.9 million. Average core deposits increased $5.4 million and average borrowings, primarily from the Federal Home Loan Bank of Boston, increased $16.6 million.

Non-interest income increased $37,000 or 9.4%, for the quarter ended September 30, 2004 compared to the same quarter last year largely as a result of the success of the Financial Services Center at Strata Bank, which provides financial planning and investment products such as annuities, mutual funds, life insurance and other non-deposit products and services. In addition, fee income from the Bank’s merchant credit card relationships also increased over last year. Total non-interest expenses for the quarter ended September 30, 2004 increased $144,000 or 6.5% over the same quarter last year to $2.3 million, consistent with the growth in operations and increased staffing in the residential loan origination and commercial lending areas of the Bank.

The provision for loan losses was $102,000 for the quarter ended September 30, 2004. The allowance for loan losses totaled $2.2 million at September 30, 2004 and represented .90% of loans outstanding, consistent with the percentage at June 30, 2004. There were no non-performing assets at September 30, 2004, also consistent with June 30, 2004.

Stockholders’ equity increased to $25.8 million, or $15.74 book value per share, at September 30, 2004 from $24.9 million, or $15.26 book value per share, at June 30, 2004. The Company’s ratio of stockholders’ equity to total assets at September 30, 2004 was 8.08%, which together with other capital measures, qualifies the Company as “well-capitalized” under applicable bank regulatory guidelines.

Service Bancorp, Inc. serves the communities centrally located between Boston, MA, Worcester, MA and Providence, RI. This region continues to experience commercial, industrial and residential growth, especially along the Route 495 corridor. The Company plans to continue to take advantage of opportunities to increase market share in these communities.

Service Bancorp, Inc. is the bank holding company of Strata Bank, a Massachusetts-chartered savings bank established in 1871. Headquartered in Medway, Massachusetts, approximately 30 miles southwest of Boston, Strata Bank operates eight full-service offices in Medway, Millis, Medfield, Franklin, Bellingham, Hopkinton, and Milford. In addition, the Bank has a limited service branch in Franklin at the Forge Hill Senior Living Community. Strata Bank offers a wide array of personal and commercial banking products and services. Nationally known bank rating companies such as Bauer Financial have continually awarded Strata Bank excellent ratings for financial strength.

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believe”, “anticipates”, “plans”, “expects” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the Company’s actual results to differ materially from those contemplated by such forward-looking statements. These important factors include, without limitation, the Company’s continued ability to originate quality loans, fluctuation in interest rates, real estate conditions in the Company’s lending areas, changes in the securities or financial markets, changes in loan delinquency and charge-off rates, general and local economic conditions, the Company’s continued ability to attract and retain deposits, the Company’s ability to control costs, new accounting pronouncements, and changing regulatory requirements. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

For further information contact:

Dana S. Philbrook

Chief Financial Officer

Strata Bank

81 Main Street

Medway, MA 02053

(800) 339-4346

SERVICE BANCORP, INC.

Condensed Financial Information (unaudited)

(Dollars in thousands, except per share amounts)

	September 30, 2004	June 30, 2004	September 30, 2003
Consolidated Balance Sheet Data:
Total assets	$319,990	$318,673	$300,829
Total loans, net of allowance for loan losses	245,726	235,336	207,496
Short-term investments	1	3,903	4,005
Other investments	54,934	59,367	72,180
Deposits	234,933	239,148	230,683
Borrowings	57,829	53,332	45,229
Stockholders’ equity	25,848	24,922	23,694

Capital and Asset Quality Ratios and Other Data:
Stockholders’ equity to total assets	8.08%	7.82%	7.88%
Book value per share	$15.74	$15.26	$14.72

Non-performing assets to total assets	0.00%	0.00%	0.10%
Allowance for loan losses to loans	0.90%	0.90%	0.90%

Number of full-service offices	8	8	8
Number of limited-service offices	1	1	2

	Quarter Ended September 30,
	2004	2003
Consolidated Statement of Income:
Total interest income	$4,026	$3,704
Total interest expense	1,332	1,184

Net interest income	2,694	2,520
Provision for loan losses	102	140

Net interest income after provision for loan losses	2,592	2,380

Service charges and other income	392	355
Gain/loss on securities, net	39	39

Total non-interest income	431	394

Total non-interest expense	2,349	2,205

Income before income taxes	674	569
Income taxes	215	182

Net income	$459	$387

Earnings per share:
Basic	$0.28	$0.24

Diluted	$0.28	$0.24

Weighted average shares:
Basic	1,637,013	1,605,957

Diluted	1,662,246	1,641,862

Performance Ratios:
Annualized return on average assets	0.58%	0.53%
Annualized return on average equity	7.17%	6.59%
Net interest spread	3.32%	3.39%
Net interest margin	3.65%	3.68%